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COMMON STOCK PURCHASE AGREEMENT

        This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 12, 2002 by and among PriceSmart, Inc., a Delaware corporation (the "Company"), and the International Finance Corporation (the "Investor"). The Investor and the Company are referred to herein as the "Parties."

WITNESSETH:

        WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, shares of the Company's common stock, par value $.0001 per share ("Common Stock"), on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Investor would not enter into the Agreement but for the agreement of Gilbert A. Partida ("Partida") to provide the Investor the opportunity to participate, upon the terms and conditions set forth in the Co-Sale Agreement of even date herewith between the Investor and Partida (the "Co-Sale Agreement"), in any subsequent sale by Partida of shares of the Company's Common Stock held by him in connection with a Change of Control Transaction (as defined in the Co-Sale Agreement).

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

        1.    AGREEMENT TO PURCHASE AND SELL STOCK.    Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Investor at the Closing (as defined below), and the Investor agrees to purchase from the Company at the Closing, 300,000 shares of Common Stock (the "Shares") at a price equal to $33.333 per share.

        2.    CLOSING.    The purchase and sale of the Shares (the "Closing") will take place at the offices of Latham & Watkins, 12636 High Bluff Drive, Suite 300, San Diego, CA 92130 at 10:00 a.m. Pacific Time, on a date set by mutual agreement of the Company and the Investor, which date shall be within five business days following the satisfaction or waiver of all conditions to the obligations of the Company and the Investor to consummate the transactions to occur at the Closing (other than conditions with respect to actions the Company and the Investor will take at the Closing itself) (such date, the "Closing Date"). At the Closing, the Company will cause its transfer agent to deliver to the Investor a certificate representing the Shares against payment of the purchase price by wire transfer of immediately available United States funds payable to the Company's account pursuant to the wire transfer instructions provided by the Company.

        3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.    The Company hereby represents and warrants to the Investor that the statements in the following paragraphs of this Section 3 are true and correct:

          3.1    Organization, Good Standing and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Schedule 3.1 sets forth the name and jurisdiction of organization of each of the Company's subsidiaries ("Subsidiaries"). The Company and each of its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its charter or bylaws. The Company has full power and authority to execute and deliver this

  Agreement and to perform its obligations hereunder. The Company and each of the Subsidiaries have full power and authority to carry on their respective businesses as currently conducted.

          3.2    Authorization; Enforceability.    All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of the obligations of the Company at the Closing, and the issuance and delivery of the Shares, has been taken, and this Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) the effect of rules of law governing the availability of equitable remedies and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

          3.3    Valid Issuance of Stock.    The Shares have been duly reserved for issuance and, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, (i) will be duly and validly issued, fully paid and nonassessable and will be free of any taxes, liens or claims (other than those that may be created by the Investor); (ii) will be free of any restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws; (iii) will not be subject to preemptive rights or similar rights of any shareholders of the Company; and (iv) will be issued in compliance with all applicable federal and state securities laws.

          3.4    Capitalization.    The entire authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, of which 6,383,915 shares (not including 564,520 shares held by the Company as treasury shares) were issued and outstanding as of April 5, 2002, and 2,000,000 shares of preferred stock, $.0001 par value per share ("Preferred Stock"), of which 20,000 shares were designated 8% Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred"), all of which are issued and outstanding as of the date hereof. No other shares of the Company's preferred stock are issued and outstanding as of the date hereof. Except as set forth in SEC Documents (as defined below) and except as granted in the ordinary course of business pursuant to the Company's 1997 Stock Option Plan, 1998 Equity Participation Plan and 2001 Equity Participation Plan (collectively, the "Option Plans") since the dates of the SEC Documents, there are no outstanding or authorized warrants, options, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Except as set forth in the SEC Documents, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

          3.5    Noncontravention.    Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company's assets is subject (or result in the imposition of any mortgage, pledge, lien, encumbrance, charge or other security interest upon any of such assets), except in either case, where such violation, conflict or default would not have a Material Adverse Effect. Except for

  (i) the filing of a Form D with the Securities and Exchange Commission (the "SEC") and (ii) filings which may be required under state securities laws, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Company and the Investor to consummate the transactions contemplated by this Agreement.

          3.6    Reports Filed Under the Securities Exchange Act of 1934; Financial Statements.    The Company has timely filed all reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). All such reports filed by the Company in the preceding twelve (12) months (the "SEC Documents") contain all statements required to be stated therein in accordance with the 1934 Act and the rules and regulations promulgated thereunder applicable to the SEC Documents, and the SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Any statements made in any such SEC Documents that are or were required to be updated or amended have been so updated or amended. As of their respective dates (except as they have been correctly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such SEC Documents, (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such SEC Documents, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate, would not have a Material Adverse Effect, and (iii) contingent liabilities which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          3.7    Absence of Certain Changes.    Except as disclosed in the SEC Documents or otherwise disclosed in public announcements or press releases, since August 31, 2001, there has been (i) no change to the business, properties, assets, operations, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, except for such changes which could not be reasonably expected to have a Material Adverse Effect, and (ii) no change that would reasonably be expected to have a material adverse change in that certain program of the Company in Jamaica and the Philippines involving the construction, equipping and operation of seven warehouse stores located or to be located in Kingston, Montego Bay and metropolitan Manila and surrounding areas (the "Program") or in prospects of, or the likelihood of completion of, the Program, and the Company shall not have abandoned, or taken actions in contemplation of abandonment of, the Program.

          3.8    Absence of Litigation.    Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, or any of its Subsidiaries, or any of their directors or officers in their capacities as such which could reasonably be expected to have a Material Adverse Effect.

          3.9    Intellectual Property.    The Company and each of its Subsidiaries own or are licensed to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, permits, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles") necessary for the conduct of their respective businesses as now being conducted and as proposed to be conducted. Neither the Company nor any of its Subsidiaries has received written notice that it is infringing upon or in conflict with any third- party Intangibles. Except as set forth on Schedule 3.9 hereto, neither the Company nor any of its Subsidiaries has entered into any consent, indemnification, forbearance to sue or settlement agreements with respect to the validity of the Company's or such Subsidiary's ownership or right to use its Intangibles. The Intangibles owned or used by the Company and its Subsidiaries are valid and enforceable, and no registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceedings, and all applications therefore are pending and in good standing. The Company and its Subsidiaries have complied with their contractual obligations relating to the protection of the Intangibles used pursuant to licenses. To the Company's knowledge, except as set forth on Schedule 3.9 hereto, no person is infringing on or violating the Intangibles owned or used by the Company and its Subsidiaries.

          3.10    Environment.    The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permits, licenses or other approvals, except where the failure of any of the foregoing would not result in a Material Adverse Effect. Except as disclosed in the SEC Documents, there is no environmental liability, nor factors likely to give rise to any environmental liability, affecting any of the properties of the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect.

          3.11    Title.    The Company and each of its Subsidiaries have good title in fee simple to all real property and good title to all personal property owned by them which is material to their businesses, free and clear of all liens, encumbrances and defects except for such defects in title that, individually or in the aggregate, could not have a Material Adverse Effect. Except as set forth on Schedule 3.11, any real property and facilities held under lease by the Company or any of its Subsidiaries are held by the Company or such Subsidiary under valid, subsisting and enforceable leases with such exceptions that have not had and will not have a Material Adverse Effect.

          3.12    Insurance.    The Company and each of its Subsidiaries maintain such insurance relating to their businesses, operations, assets, officers, directors and key employees as is appropriate to their business, assets and operations, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, assets and operations, and such insurance coverages will be continued in full force and effect to and including the Closing Date other than those insurance coverages in respect of which the failure to continue in full force and effect could not reasonably be expected, in the event of a liability that would have been covered thereunder, to have a Material Adverse Effect.

          3.13    Internal Accounting Controls.    The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          3.14    Tax Status.

            (a)  The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will timely file or cause to be timely filed, all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes (as hereinafter defined) ("Tax Returns") required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct.

            (b)  the Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of, all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto ("Taxes") due with respect to any period ending prior to or as of the Closing Date.

            (c)  no audit, assessment of Taxes, other examination by any Tax Authority (as hereinafter defined), or proceeding, or appeal of such proceeding, relating to Taxes ("Audit") by the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes (a "Tax Authority") pending or threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any of its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of the Company or its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or its Subsidiaries, except liens for current Taxes not yet due.

            (d)  neither the Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

            (e)  neither the Company nor any of its Subsidiaries is a party to, is bound by any tax sharing, cost sharing, or similar agreement or policy relating to Taxes.

            (f)    the Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code, as amended.

          3.15    No General Solicitation.    Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) in connection with the offer or sale of the Shares.

          3.16    Securities Laws.    Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities being offered hereby under the 1933 Act or cause this offering of Shares to be integrated with any prior offering of securities of the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, Rule 4350(i) of the Nasdaq Stock Market or any similar rule. Assuming the truth and accuracy of the representations and warranties of Investor set forth in Section 4 of this Agreement, Investor will not be a statutory underwriter within the meaning of Section 2(a)(11) of the 1933 Act.

          3.17    Form S-3 Eligibility.    The Company is currently, and at the Closing Date will be, eligible to register the resale of the Shares on a registration statement on Form S-3 under the 1933 Act. There exist no facts or circumstances (including without limitation any required approvals or waivers of any circumstances that may delay or prevent the obtaining of accountant's consents) that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Shares.

          3.18    Transactions with Affiliates.    Other than the stock options granted pursuant to the Company's Option Plans and transactions disclosed in the SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          3.19    Foreign Corrupt Practices.    Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee form corporate funds, (iii) violated (or is in violation of) any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

        4.    REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.    The Investor represents and warrants to the Company that the statements in the following paragraphs of this Section 4 are true and correct:

          4.1    Organization and Qualification.    The Investor is an international organization established by Articles of Agreement among its member countries. The Investor has all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

          4.2    Authorization.    All action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Investor hereunder has been taken, and this Agreement has been duly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) the effect of rules of law governing the availability of equitable remedies and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

          4.3    Purchase for Own Account.    The Shares to be purchased by the Investor hereunder will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the public distribution thereof within the meaning of the 1933 Act, and the Investor has no present intention of selling or otherwise distributing the same, except in compliance with the requirements of, or pursuant to a valid exemption from, such Act. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares. The Investor also represents that it has not been formed for the specific purpose of acquiring Shares.

          4.4    Accredited Investor Status.    The Investor is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act. By reason of its business and financial experience, sophistication and knowledge, the Investor is capable of evaluating the risks and merits of the investment made pursuant to this Agreement. The Investor confirms that it is able (i) to bear the economic risk of this investment, as well as other risk factors as more fully set forth herein and in the SEC Documents, (ii) to hold the Shares for an indefinite period of time, and (iii) to bear a complete loss of the Investor's investment; and the Investor represents that it has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect the Investor's ability to provide for its current needs and possible financial contingencies.

          4.5    Restricted Securities.    The Investor understands that the Shares are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Investor understands that the Company is under no obligation to register any of the securities sold hereunder, except as provided in Section 8 below.

          4.6    Due Diligence and No Solicitation.    The Investor has had a reasonable opportunity to conduct comprehensive due diligence and to ask questions of and receive answers from the Company and its officers, and all such questions have been answered to the full satisfaction of the Investor. At no time was the Investor presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising. Neither such inquiries nor any other due diligence investigation conducted by Investor or its counsel or any of its representatives shall modify or affect Investor's right to rely on the Company's representations and warranties in this Agreement.

          4.7    Further Limitations on Disposition.    Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Shares unless and until:

            (a)  there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

            (b)  (i) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, which in the case of a sale to be made pursuant to Rule 144 shall be limited to customary representations regarding compliance with the requirements of Rule 144 regarding volume, manner of sale and other matters, and (ii) the Investor shall have furnished the Company at the Investor's expense an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such securities under the 1933 Act; provided that the Company shall not require an opinion of counsel for routine sales of shares pursuant to Rule 144.

          4.8    Legends.    It is understood that the certificates evidencing the Shares will bear the legends set forth below:

            (a)  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

            (b)  Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of Shares upon which it is stamped, if (a) the Shares represented by such certificate have been sold pursuant to an effective registration statement under the 1933 Act or (b) in connection with the resale of such Shares, such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act or (c) such holder provides the Company with reasonable assurances that such Shares have been sold under Rule 144 or can be sold under Rule 144(k).

        5.    COVENANTS.    The Company and the Investor agree as follows:

          5.1    General.    With respect to the period between the execution of this Agreement and the Closing, each of the Company and the Investor will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections 6 and 7 below).

          5.2    Notice of Developments.    With respect to the period between the execution of this Agreement and the Closing, each of the Company and the Investor will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 or 4 above. No disclosure by the Company or the Investor pursuant to this Section 5.2, however, shall be deemed to cure any misrepresentation, breach of warranty or breach of covenant.

          5.3    Reservation of Shares.    The Company shall at all times up to the Closing have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to complete the purchase and sale of Common Stock contemplated by this Agreement.

          5.4    Transactions Involving Capital Stock.    From the date hereof through the Closing Date, the Company shall not, without the prior written consent of the Investor:

            (a)  Issue any shares of any class of capital stock or any securities convertible into shares of any class of capital stock other than shares the Company has a contractual obligation to issue as of the date of this Agreement (which obligations are set forth on Schedule 5.4(i) hereto);

            (b)  Increase its authorized number of shares of capital stock;

            (c)  Redeem or repurchase any outstanding shares of capital stock;

            (d)  Change the par value of, or the rights attached to, any of its shares of any class;

            (e)  Pay a dividend or make a distribution to holders of outstanding shares of capital stock of additional shares of capital stock, subdivide outstanding shares of Common Stock into a greater number of shares of Common Stock, engage in any recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company; or

            (f)    Pay any dividends (except for dividends required to be paid to holders of outstanding shares of preferred stock under an existing contractual obligation).

          5.5    Form D.    The Company agrees to file a notice of sale on Form D with respect to the Shares as required under Regulation D promulgated under the 1933 Act and to provide a copy thereof to Investor promptly after such filing.

          5.6    Use of Proceeds.    The Company shall use the net proceeds from the sale of the Shares for the purposes of the Program, but in no event shall the Company use such net proceeds to repurchase any outstanding securities of the Company.

          5.7    No Integrated Offerings.    The Company shall not make any offers or sales of any security (other than the Shares) under circumstances that would require registration of the Shares being offered or sold hereunder under the 1933 Act or cause this offering of Shares to be integrated with any other offering of securities by the Company.

        6.    CONDITIONS TO THE INVESTOR'S OBLIGATIONS AT CLOSING.    The obligations of the Investor under Section 2 of this Agreement with respect to the Closing are subject to the fulfillment or waiver, on or before the Closing Date, of each of the following conditions:

          6.1    Representations and Warranties True.    The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

          6.2    Compliance with Covenants.    The Company shall have performed and complied with all of its covenants hereunder through the Closing Date.

          6.3    Officer's Certificate.    The Investor shall have received the certificate of the President and Secretary of the Company confirming the matters set forth in Sections 6.1 and 6.2 above, and certifying the resolutions of the Company with respect to the matters set forth in Sections 3.2 and 3.3 above.

          6.4    No Defaults.    No event of default or potential event of default under any outstanding credit agreement to which the Company is a party shall have occurred or shall exist, which default could reasonably be expected to have a Material Adverse Effect.

          6.5    No Litigation.    No action, suit or proceeding shall be pending or threatened before any court or quasi- judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), or (C) affect adversely the right of the Investor to own the Shares.

          6.6    Securities Exemptions.    The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act, the qualifications requirement of the California Corporate Securities Law of 1968 (the "Law") and the registration and/or qualification requirements of all other applicable state securities laws.

          6.7    Opinion of Company Counsel.    The Investor shall have received an opinion of Latham & Watkins, outside counsel to the Company, in the form attached hereto as Exhibit A.

          6.8    Registration Statement Effective.    The Shelf Registration Statement filed pursuant to Section 8.1 shall have been declared effective by the SEC and no stop order shall have been issued in respect thereof.

          6.9    No Merger, Sale of Assets or Sale of Stock.    The Company shall not have merged with any other entity or sold all or substantially all of its assets (or entered into any agreement with respect to such a transaction or engaged in discussions or taken other actions such that such a transaction is imminent). The stockholders of the Company set forth on Schedule 6.9 hereto (the "Main Stockholders") shall not have sold (or, to the Company's knowledge, entered into any agreement to sell or engaged in discussions or taken other actions such that such a sale is imminent) more than twenty percent (20%) of the aggregate shareholdings of such Main Stockholders in the Company on the date of this Agreement.

          6.10    Transfer Agent Certificate.    The Company shall have delivered to Investor a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days prior to the Closing Date.

        7.    CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING.    The obligations of the Company to the Investor under this Agreement with respect to the Closing are subject to the fulfillment or waiver on or before the Closing Date of each of the following conditions:

          7.1    Representations and Warranties.    The representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

          7.2    Payment of Consideration.    The Investor shall have delivered to the Company by wire transfer the purchase price for the Shares in accordance with the provisions of Section 2.

          7.3    No Litigation.    No action, suit or proceeding shall be pending or threatened before any court or quasi- judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), or (C) affect adversely the right of the Investor to own the Shares.

        8.    REGISTRATION STATEMENT FOR RESALE OF THE SHARES.

          8.1    Shelf Registration Statement.    As promptly as practicable but in no event later than ten (10) business days after the date of this Agreement, the Company will prepare and file with the SEC a registration statement under the 1933 Act registering all of the Shares sold to the Investor pursuant to this Agreement for resale to the public by the Investor pursuant to such registration statement (the "Shelf Registration Statement") and the prospectus included therein, free and clear of any restrictions under the 1933 Act except for prospectus delivery requirements. For purposes of this Section 8, the term "Shares" shall be deemed to include shares of Common Stock issued as a dividend or other distribution with respect to or in replacement of the Shares. The Company shall use all reasonable efforts to cause the Shelf Registration Statement to become effective as promptly as practicable thereafter and, subject to Sections 8.3(b) and 8.4, to remain effective until the earlier of (i) two years from the Closing Date and (ii) such time as the Investor may freely sell to the public the Shares held by it without registration and without regard to volume or manner of sale (the "Registration Period").

          8.2    Piggyback Registration Rights.

            (a)    Right to Piggyback.    If, at any time during the period commencing upon the effectiveness of the Shelf Registration Statement and ending upon the earlier of (i) the end of the Registration Period and (ii) such time as the Investor has completed its resale of the Shares (the "Resale Period"), the Company proposes to register any shares of Common Stock with the SEC under the 1933 Act in connection with the underwritten public offering of such shares, and the registration form to be used may be used for the registration of the Shares (a "Piggyback Registration"), the Company (1) will give written notice (the "Piggyback Notice") to the Investor no later than fifteen (15) days prior to the anticipated filing date of its intention to effect such a registration, which Piggyback Notice will specify the proposed offering price (or reasonable range thereof), the kind and number of securities proposed to be registered, the distribution arrangements and such other information that at the time would be appropriate to include in such notice, and (2) will, subject to Section 8.2(b), include in such Piggyback Registration all Shares with respect to which the Company has received written requests for inclusion therein within ten (10) days after the date of the Piggyback Notice. Subject to Section 8.2(b), such Shares shall be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.

            (b)    Priority on Piggyback Registrations.    If the managing underwriter or underwriters in any Piggyback Registration advise the Company that in its or their reasonable opinion the number or kind of securities proposed to be sold in such registration (including Shares to be included pursuant to Section 8.2(a)) is inconsistent with that which can be sold in such registration without having a material adverse effect on the success of the offering (including, without limitation, an adverse impact on the selling price or the number of securities that any participant may sell), the Company will include in such registration the number of securities, if any, which, in the opinion of such underwriter or underwriters can be sold, in the following order of priority: (i) first, the shares the Company proposes to sell for its own account, (ii) second, the Shares requested to be included in such registration by the Investor and other holders of similar piggyback registration rights, and (iii) third, any securities held by any other persons to be included in such Piggyback Registration.

          8.3    Company Obligations.    In connection with the registration of the Shares pursuant to this Section 8, the Company shall do the following:

            (a)  Prepare and deliver to the Investor as many copies of the Prospectus (as hereafter defined) as the Investor may reasonably request;

            (b)  Use its best efforts to comply with all requirements imposed upon it by the 1933 Act, by the 1934 Act and by the undertakings in any registration statement filed pursuant to this Section 8 (any such registration statement, including the Shelf Registration Statement, the "Registration Statement") so far as is necessary to permit the continuance of resales of the Shares by the Investor to the public, free and clear of any restrictions under the 1933 Act except for prospectus delivery requirements. If, at any time during the Resale Period, an event shall occur which makes it necessary to amend or supplement the Registration Statement or the Prospectus to comply with law or with the rules and regulations of the SEC, the Company shall promptly notify the Investor of the proposed amendment or supplement and promptly prepare and furnish to the Investor such number of copies of an amended or supplemented Registration Statement and/or Prospectus that complies with law and with such rules and regulations as the Investor may reasonably request. The Investor shall suspend its sales of the Shares pending the preparation and delivery of such amendment or supplement and until such time as each such amendment or amendments to the Registration Statement have been declared effective by the SEC. The Company authorizes the Investor, and any brokers or dealers effecting sales of the Shares for the account of the Investor, to use the Prospectus, as from time to time amended or supplemented, in connection with the sale of the Shares in accordance with applicable provisions of the 1933 Act and state securities laws. For purposes of this Agreement, the term "Prospectus" means the final prospectus relating to the Shares most recently included in the Registration Statement or filed by the Company pursuant to Rule 424 of the 1933 Act and any amendments or supplements thereto filed by the Company pursuant to Rule 424 of the 1933 Act and shall include all documents or information incorporated in any such prospectus by reference;

            (c)  Promptly advise the Investor (i) when any post-effective amendment of the Registration Statement is filed with the SEC and when any post-effective amendment becomes effective; (ii) of any request made by the SEC for any amendment of or supplement to the Registration Statement or the Prospectus or for additional information relating thereto; (iii) of any suspension or threatened suspension of the use of any Prospectus in any state; and (iv) of any proceedings commenced or threatened to be commenced by the SEC or any state securities commission that would result in the issuance of any stop order or other order or suspension of use. The Company agrees to use its reasonable efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of the Prospectus during the Resale Period and to comply with any such request by the SEC to amend or supplement the Prospectus;

            (d)  Take such action as shall be necessary to qualify and maintain the qualification of the Shares covered by such registration under such state securities or "blue sky" laws for offers and sales to the public during the Resale Period as the Investor shall reasonably request; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of or become subject to taxation in, any jurisdiction in which it shall not be then qualified, or to file any general consent to service of process;

            (e)  Permit counsel designated by the Investor to review the Registration Statement and all amendments and supplements thereto a reasonable time prior to their filing with the SEC;

            (f)    Provide a transfer agent and registrar, which may be a single entity, for the Shares not later than the effective date of the Registration Statement;

            (g)  Prepare and file with the SEC, at the request of the Investor, such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection therewith as may be reasonably necessary or appropriate to change the plan of distribution set forth in the Registration Statement; and

            (h)  Cause the Shares to be registered pursuant to Section 12(b) or 12(g) of the 1934 Act and continually quoted or listed, subject to notice of issuance, on the Nasdaq National Market or a national securities exchange, if such exchange is the principal market on which the Shares are traded, and not subject to any restriction or suspension from trading on the Nasdaq National Market or such national securities exchange; provided, however, that the Company may deregister the Company Common Stock registered pursuant to Section 12(b) or 12(g) of the 1934 Act if such deregistration is in connection with a merger, dissolution or other transaction in which the stockholders of the Company receive prior to such deregistration either cash or securities that are listed on the Nasdaq National Market or a national securities exchange or some combination of cash and such securities; provided, further, that the Company may delist the Shares from trading on the Nasdaq National Market or national securities exchange if the Company is concurrently listing such stock on the New York Stock Exchange or the American Stock Exchange.

            (i)    With a view to making available to the Investor the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Shares to the public without registration, the Company agrees to:

              (A)  make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act;

              (B)  file with the SEC in a timely manner all reports and other documents required of the Company under the 1934 Act; and

              (C)  so long as the Investor owns any unregistered Shares, furnish to the Investor upon any reasonable request a written statement by the Company as to its compliance with the public information requirements of Rule 144 under the 1933 Act, and of the 1934 Act, a copy of the most recent annual or quarterly report of the Company, and the other SEC reports and documents of the Company as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing an Investor to sell any Shares without registration (excluding any reports or documents of the Company that the Company, in its sole discretion, deems confidential).

          8.4    Restrictions on Registrations.    If at any time or from time to time after the effective date of the Registration Statement, the Company notifies the Investor in writing of the existence of a Potential Material Event (as defined below), the Investor shall not offer or sell any Shares or engage in any other transaction involving or relating to Shares from the time of the giving of notice with respect to a Potential Material Event until the Investor receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. If a Potential Material Event shall occur prior to the date the Registration Statement is filed, then notwithstanding Section 8.1, the Company's obligation to file the Registration Statement shall be delayed without penalty until such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. "Potential Material Event" means any of the following: (i) the possession by the Company of material information not ripe for disclosure in the Registration Statement, as determined in good faith by the Chief Executive Officer or the Board of Directors of the Company that disclosure of such information in the Registration Statement would be detrimental to the business and affairs of the Company; or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Chief Executive Officer or the Board of Directors of the Company, be adversely affected by disclosure in the Registration Statement at such time, which determination shall be accompanied by a good faith determination by the Chief Executive Officer or the Board of Directors of the Company that the Registration Statement would be materially misleading absent the inclusion of such information. In no event shall the suspension of the Registration Statement (or the permissible delay in filing the Registration Statement) exceed 90 days as a result of a Potential Material Event.

          8.5    Certain Obligations of Investor.    In connection with the registration of the Shares pursuant to this Section 8:

            (a)  The Investor shall cooperate as reasonably requested by the Company with the Company in connection with the preparation of the Registration Statement, and for so long as the Company is obligated to file and keep effective the Registration Statement, shall provide to the Company, in writing, for use in the Registration Statement, all such information regarding such Investor and its plan of distribution of the Shares as may be reasonably necessary to enable the Company to prepare the Registration Statement and the Prospectus, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.

            (b)  The Investor agrees to promptly furnish additional information required to be disclosed in order to make the information previously furnished to the Company by the Investor not materially misleading. The Investor agrees to furnish all such information and to cooperate with and provide assistance to the Company, as the Company may reasonably request, in connection with any registration and sale of the Shares.

            (c)  The Investor hereby covenants with the Company not to make any sale of the Shares without effectively causing the prospectus delivery requirements under the 1933 Act to be satisfied unless the sale is made pursuant to an exemption from registration.

            (d)  The Investor acknowledges and agrees that the Shares sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing the Shares is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Shares have been sold in accordance with this Agreement and the Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

            (e)  The Investor is hereby advised that the anti-manipulation provisions of Regulation M under the 1934 Act may apply to sales of the Shares offered pursuant to the Registration Statement and agrees not to take any action with respect to any distribution deemed to be made pursuant to the Registration Statement that constitutes a violation of Regulation M under the 1934 Act or any other applicable rule, regulation or law.

            (f)    At the end of the Registration Period, the Investor shall discontinue sales of Shares pursuant to the Shelf Registration Statement upon receipt of notice from the Company of its intention to remove from registration the Shares covered thereby which remain unsold, and the Investor shall promptly notify the Company of the number of Shares registered that remain unsold immediately upon receipt of the notice from the Company.

          8.6    Indemnification of the Investor.    The Company shall indemnify, defend and hold harmless the Investor, its officers and its directors and any controlling persons of the Investor against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which the Investor or any such persons may become subject under the 1933 Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any such untrue statement or omission is based upon written information supplied by the Investor or by any of its representatives for use in such Registration Statement; provided, however, this indemnity agreement shall not inure to the benefit of the Investor on account of any loss, claim, damage, liability or action arising from the sale of the Shares to any person if the Investor fails to send or give a copy of the Prospectus (as amended or supplemented) to such person.

          8.7    Indemnification of the Company.    The Investor shall indemnify, defend and hold harmless the Company, its officers and its directors and any controlling persons of the Company against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which the Company or any such persons may become subject under the 1933 Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only in each case to the extent that any such untrue statement or omission is based upon written information supplied by the Investor or its representatives for use in such Registration Statement; provided that in no event shall any indemnification obligation on the part of the Investor under this Section 8.7 exceed the net proceeds from the offering received by the Investor.

          8.8    Contribution.    If for any reason the indemnification provided for in the preceding Sections 8.6 or 8.7 is unavailable to an indemnified party as contemplated by such clauses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations; provided that in no event shall any contribution obligation on the part of the Investor under this Section 8.8 exceed the net proceeds from the offering received by the Investor.

          8.9    Procedure for Indemnification.    The procedure for indemnification under this Section 8 shall be as follows:

            (a)    Notice.    The indemnified party shall promptly give notice to the indemnifying party of any pending or threatened claim giving rise to indemnification under Sections 8.6 or 8.7 (a "Claim"), specifying the factual basis for the Claim and the approximate amount thereof.

            (b)    Control of Claim and Settlement.    With respect to any Claim as to which a person is entitled to indemnification hereunder, the indemnifying party shall have the right at its own expense to participate in or assume control of the defense of the Claim, and the indemnified party shall cooperate fully with the indemnifying party, subject to reimbursement for actual out-of-pocket expenses incurred by the indemnified party as the result of a request by the indemnifying party; provided, however, that such indemnifying party shall not be entitled to assume such defense and an indemnified party shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the indemnified party and the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such indemnified party and any other party represented by such counsel in such proceeding or the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and any such indemnified party reasonably determines that there may be legal defenses available to such indemnified party which are in conflict with those available to such indemnifying party. If the indemnifying party elects to assume control of the defense of any Claim, the indemnified party shall have the right to participate in the defense of the Claim at its own expense. If the indemnifying party does not elect to assume control or otherwise participate in the defense of any Claim, it shall be bound by the results obtained by the indemnified party with respect to the Claim. No indemnifying party shall be liable for any settlement effected without its written consent, not to be unreasonably withheld or delayed.

            (c)    Survival.    Notwithstanding any other provision of this Agreement, the indemnification and contribution obligations of the parties hereunder shall survive indefinitely.

          8.10    Expenses.    The Company shall pay all expenses incident to the registration of the Shares under this Section 8, including without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel for the Company and its independent public accountants. With respect to sales of the Shares, the Investor shall pay all underwriting discounts and commissions and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to any resale of the Shares by the Investor, and transfer taxes, if any. At the Closing, the Company shall reimburse Investor for the out-of-pocket expenses reasonably incurred by Investor and its affiliates and advisors in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements to be executed in connection herewith, and the registration of the Shares, including, without limitation, in conducting Investor's and its and advisors' reasonable due diligence and Investor's reasonable attorneys' fees and expenses.

          8.11    Compliance.    The Investor will observe and comply with the 1933 Act, the 1934 Act and the general rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge, transfer or other disposition of the Shares or any part thereof.

        9.    PREEMPTIVE RIGHTS.

          9.1    Subsequent Offerings.    For so long as the Investor holds any of the Shares (or additional shares of Common Stock issued by the Company to the Investor in connection with a stock split, stock dividend or stock distribution or pursuant to this Section 9.1), the Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as defined below) that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 9.5. The Investor's pro rata share is equal to the ratio of (a) the number of Shares of which the Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities plus any shares of the Company's Common Stock of which the Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities that were issued to the Investor pursuant to this Section 9 or in connection with a stock split, stock dividend or stock distribution (collectively, the "Eligible Shares") to (b) the total number of shares of outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Series A Preferred or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other equity security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other equity security (including any option to purchase such a convertible security of the Company), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

          9.2    Exercise of Rights.    If the Company proposes to issue any Equity Securities, it shall give the Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. The Investor shall have twenty (20) calendar days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.

          9.3    Issuance of Equity Securities to Other Persons.    If the Investor fails to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor's rights were not exercised at a price and upon general terms and conditions not more favorable to the purchasers thereof than specified in the Company's notice to the Investor pursuant to Section 9.2. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 9.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investor in the manner provided above.

          9.4    Transfer of Rights of First Refusal.    The rights of first refusal of the Investor under this Section 9 are not transferable with the Shares.

          9.5    Excluded Securities.    The rights of first refusal established by this Section 9 shall have no application to any of the following Equity Securities:

            (a)  shares of Common Stock (and/or options, warrants, or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued to employees, officers or directors of, or consultants or advisors to the Company or any Subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the Company;

            (b)  any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors of the Company;

            (c)  shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

            (d)  any Equity Securities that are issued by the Company pursuant to an underwritten public offering; and

            (e)  any securities issued to financial institutions or lessors in connection with commercial credit arrangements or equipment financings approved by the Board of Directors of the Company.

        10.    TERMINATION

          10.1    Termination.    This Agreement may be terminated at any time prior to the Closing:

            (a)  by mutual written agreement of the Company and the Investor;

            (b)  by the Investor (provided that the Investor is not then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement) if the Closing shall not have been consummated on or before July 10, 2002;

            (c)  by the Company (provided that the Company is not then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement) if the Closing shall not have been consummated on or before the later of (i) July 10, 2002 or (ii) the date 30 days after the effectiveness of the Shelf Registration Statement;

            (d)  by either the Investor or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

            (e)  by either the Investor or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

          10.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 10, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such Party) except as set forth in this Section 10, provided that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement and provided further that Section 10 shall survive termination of this Agreement.

        11.    MISCELLANEOUS.

          11.1    Survival of Warranties.    The representations, warranties and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of six months from the Closing Date and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company, as the case may be.

          11.2    Successors and Assigns.    This Agreement shall bind and inure to the benefit of the Company and the Investor and their respective successors and permitted assigns provided, that, the Company may not assign its rights or obligations under this Agreement to any person without the prior written consent of the Investor; provided, further, that the Investor may not assign its rights or obligations under this Agreement to any person (other than an affiliate) without the prior written consent of the Company.

          11.3    Applicable Law and Jurisdiction.

            (a)  This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

            (b)  The Company irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought by the Investor in the courts of the United States of America located in the Southern District of New York. By the execution of this Agreement, the Company irrevocably submits to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Company in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

            (c)  Nothing in this Agreement shall affect the right of the Investor to commence legal proceedings or otherwise sue the Company in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Company in any manner authorized by the laws of any such jurisdiction.

            (d)  The Company hereby irrevocably designates, appoints and empowers CT Corporation, with offices currently located at 111 Eighth Avenue, New York, New York 10011, United States of America, as its authorized agent solely to receive for and on its behalf service of summons or other legal process in any action, suit or proceeding the Investor may bring in the State of New York.

            (e)  As long as this Agreement remains in force, the Company shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding the Investor may bring in New York, New York, United States of America, with respect to this Agreement. The Company shall keep the Investor advised of the identity and location of such agent.

            (f)    The Company also irrevocably consents, if for any reason the Company's authorized agent for service of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Company at its address specified pursuant to Section 11.6. In such a case, the Investor shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Company.

            (g)  Service in the manner provided in Section 11.3 in any action, suit or proceeding will be deemed personal service, will be accepted by the Company as such and will be valid and binding upon the Company for all purposes of any such action, suit or proceeding.

            (h)  The Company irrevocably waives to the fullest extent permitted by applicable law:

              (i)    any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

              (ii)  any claim that any such action, suit or proceeding has been brought in an inconvenient forum; and

              (iii)  any and all rights to demand a trial by jury in any such action, suit or proceeding brought against the Company by the Investor.

            (i)    To the extent the Company may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

            (j)    The Company hereby acknowledges that the Investor shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against the Investor in any court of the United States of America. The Company hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement to which the Company is a party or the transactions contemplated by this Agreement, brought against the Investor in any forum in which the Investor is not entitled to immunity from a trial by jury.

            (k)  To the extent that the Company may, in any suit, action or proceeding brought in any of the courts referred to in Section 11.3(b) or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring the Investor in such suit, action or proceeding to post security for such costs of the Company, or to post a bond or to take similar action, the Company hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the jurisdiction in which such court is located.

          11.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.5    Headings.    The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

          11.6    Notices.    All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

To the Company:	PriceSmart, Inc. 4649 Morena Boulevard San Diego, CA 92117-3650 Attention: Robert M. Gans, Esq. Telephone: (858) 581-4530 Facsimile: (858) 581-4707
with a copy to:	Latham & Watkins 12636 High Bluff Drive, Suite 300 San Diego, CA 92130 Attn: Robert E. Burwell, Esq. Telephone: (858) 523-5400 Facsimile: (858) 523-5450
To the Investor:	International Finance Corporation 2121 Pennsylvania Avenue, N.W. Washington, DC 20433 Attn: Director, Latin America and Caribbean Department Telephone: (202) 473-5222 Facsimile: (202) 974-4390
with a copy to:	Akin, Gump, Strauss, Hauer & Feld, L.L.P. 2029 Century Park East, Suite 2400 Los Angeles, CA 90067 Attn: Gregory H. Cooper, Esq. Telephone: (310) 552-6420 Facsimile: (310) 229-3869

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          11.7    No Finder's Fees.    Each of the Company and the Investor represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

          11.8    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

          11.9    Attorneys' Fees.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          11.10    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

          11.11    Entire Agreement.    This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

          11.12    Public Announcements.    The Investor and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used commercially reasonable efforts to consult with the other Party prior thereto. The Investor hereby consents to the filing of this Agreement by the Company with the SEC.

          11.13    Further Assurances.    From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          11.14    FIRPTA Certificate.    For so long as the Investor owns any of the Shares, the Company covenants to use all reasonable efforts to provide to Investor, from time to time, as promptly as reasonably practicable after request therefor, a statement from the corporation pursuant to Treasury Regulation Sec. 1.897-2(g)(1) or such other documentation as may be reasonably necessary for the Company to comply with Section 897 of the Internal Revenue Code, as amended, in connection with any sale of Shares.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
PRICESMART, INC.
By:	/s/ GILBERT A. PARTIDA
Name:	Gilbert A. Partida
Title:	President and Chief Executive Officer
THE INVESTOR:
INTERNATIONAL FINANCE CORPORATION
By:	/s/ JEROME SOOKLAL
Name:	Jerome Sooklal
Title:	Associate Director

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COMMON STOCK PURCHASE AGREEMENT
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